Exhibit 99.1

XERIS PHARMACEUTICALS REPORTS THIRD QUARTER 2019 FINANCIAL RESULTS AND HIGHLIGHTS
Gvoke™ (glucagon injection) pre-filled syringe (PFS) - now available by prescription
MAA for ready-to-use glucagon on track for submission to EMA by year-end
Data from three Phase 2 studies expected by year-end

CHICAGO, IL; November 7, 2019 - Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel formulation technology platforms to develop and commercialize ready-to-use injectable and infusible drug formulations, today announced financial results for the third quarter and nine months ended September 30, 2019.

“We’ve reached one of our most significant milestones as a company during the third quarter of 2019 - our first U.S. FDA approval of Gvoke - the first pre-mixed, pre-filled, pre-measured liquid stable glucagon to treat severe hypoglycemia. With Gvoke, people with diabetes and caregivers now have a solution that they can count on. I am very encouraged with the reception and enthusiasm of the diabetes community for this important new advancement,” said Paul R. Edick, Chairman and Chief Executive Officer of Xeris Pharmaceuticals. “Next week we will commence the commercial launch of Gvoke PFS. In addition to calling on healthcare professionals, we will continue to focus our efforts for the balance of 2019 on obtaining managed care coverage to enable access to Gvoke for patients,” Mr. Edick continued, “Looking ahead over the next few months, we also expect to report data from several clinical programs that may further support the potential and breadth of our formulation technology platforms.”

Third Quarter 2019 Highlights, Recent and Upcoming Events

Ready-to-use Glucagon Programs

- Xeris will begin its commercial launch of Gvoke pre-filled syringe (PFS), its ready-to-use, room-temperature stable liquid glucagon for the treatment of severe hypoglycemia in pediatric and adult patients with diabetes ages 2 years and above, in the U.S. in mid-November. Xeris’ salesforce will begin calling on healthcare professionals with an additional focus on enabling formulary inclusion and patient access. Gvoke PFS is now available by prescription for home delivery (powered by PillPack, an Amazon company) and at local pharmacies through their preferred wholesalers. The Company still expects to launch Gvoke HypoPenTM in 2020.

- Xeris expects to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) by the end of 2019 for its ready-to-use liquid stable glucagon.

- Xeris expects data from the in-clinic portion of its Phase 2 study of post-bariatric hypoglycemia (PBH) before year-end.

- Xeris expects data from the in-clinic portion of its Phase 2 study of exercise-induced hypoglycemia (EIH) before year-end.

- Xeris has completed enrollment in its Phase 2 study of hypoglycemia-associated autonomic failure (HAAF). Data from the 28-day treatment period of this study is expected by year-end.

Other XeriSolTM Programs

- Xeris began dosing patients with Type 1 diabetes in a Phase 2 clinical study to evaluate its investigational ready-to-use, fixed-ratio co-formulation of pramlintide and insulin in patients with diabetes. Data from this study is anticipated in the first half of 2020.

- Xeris has initiated a weight-based dosing study in healthy volunteers of its investigational ready-to-use diazepam formulation. Data from this study is expected in the first half of 2020.

Corporate

- Xeris expanded its debt facility to $85 million with Oxford Finance and Silicon Valley Bank which provides an interest-only period of up to three years and an extension of the maturity date.

- Xeris’ senior management will participate in a fireside chat at the Jefferies London Healthcare Conference on November 21, 2019 at 8:00 a.m. local time. Access to the live webcast and subsequent archived presentation will be available on the investor section of the Company’s website.

Third Quarter and Year-to-Date 2019 Financial Highlights

Cash position: As of September 30, 2019, Xeris reported total cash, cash equivalents, and investments (collectively, “cash and investments”) of $116.4 million, compared to $112.6 million at December 31, 2018.

Research and development (R&D) expenses: R&D expenses for the three and nine months ended September 30, 2019 were $15.5 million and $48.0 million, respectively, compared to $10.9 million and $28.3 million for the three and nine months ended September 30, 2018, respectively. The increases were primarily driven by manufacturing costs related to Gvoke prior to commercialization, increased expenses associated with Xeris' clinical and preclinical trials and increased personnel expenses.

Selling, general and administrative (SG&A) expenses: SG&A expenses for the three and nine months ended September 30, 2019 were $14.9 million and $42.4 million, respectively, compared to $4.7 million and $12.4 million for the three and nine months ended September 30, 2018, respectively. The increases were driven by increased marketing and selling expenses and increased personnel expenses primarily to support commercialization efforts of Gvoke.

Net loss: For the three months ended September 30, 2019, Xeris reported a net loss of $32.8 million, or $1.22 per share, compared to a net loss of $14.8 million, or $0.71 per share, for the same period in 2018. For the nine months ended September 30, 2019, Xeris reported a net loss of $92.5 million, or $3.58 per share, compared to a net loss of $39.7 million, or $4.36 per share, for the same period in 2018.

About Xeris Pharmaceuticals, Inc.

Xeris (Nasdaq: XERS) is a specialty pharmaceutical company delivering innovative solutions to simplify the experience of administering important therapies that people rely on every day around the world.

With a novel technology platform that enables ready-to-use, room-temperature stable formulations of injectable and infusible therapies, the company is advancing a portfolio of solutions in various therapeutic categories, including its first commercial product, Gvoke™. Its proprietary XeriSol™ and XeriJect™ formulation technologies have the potential to offer distinct advantages over conventional product formulations, including eliminating the need for reconstitution, enabling long-term, room-temperature stability, significantly reducing injection volume, and eliminating the requirement for intravenous (IV) infusion. With Xeris’ technology, new product formulations are designed to be easier to use by patients, caregivers, and health practitioners and help reduce costs for payers and the healthcare system.
Xeris is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn or Instagram.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris Pharmaceuticals, Inc., including statements regarding the acceptance of Gvoke™ in the marketplace, the market and therapeutic potential of its product candidates, expectations regarding clinical data, the timing or likelihood of commercialization of its product candidates, the potential utility of its formulation platforms and other statements containing the words "will," "would," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation, the regulatory approval of its product candidates, its ability to market and sell its products, if approved, and other factors discussed in the "Risk Factors" section of the most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Xeris’ subsequent filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,160	$45,716
Short-term investments	46,311	66,917
Accounts receivable, net	874	2,869
Prepaid expenses and other current assets	2,631	2,397
Total current assets	105,976	117,899
Investments	13,913	—
Property and equipment, net	7,952	2,034
Other assets	259	95
Total assets	$128,100	$120,028

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,678	$866
Accrued expenses	15,706	8,214
Warrant liabilities	302	860
Deferred grant awards	106	232
Total current liabilities	17,792	10,172
Long-term debt, net of unamortized deferred costs	58,124	31,890
Other liabilities	8,528	2,560
Total liabilities	84,444	44,622
Total stockholders' equity	43,656	75,406
Total liabilities and stockholders' equity	$128,100	$120,028

XERIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Grant income	$314	$582	$843	$1,611
Service revenue	9	—	48	53
Cost of revenue	10	—	33	42
Gross profit	313	582	858	1,622
Operating expenses:
Research and development	15,518	10,875	48,018	28,264
Selling, general and administrative	14,877	4,650	42,419	12,388
Expense from operations	30,395	15,525	90,437	40,652
Loss from operations	(30,082)	(14,943)	(89,579)	(39,030)
Other income (expense):
Interest and other income	657	462	2,173	796
Interest expense	(3,507)	(737)	(5,632)	(1,490)
Change in fair value of warrants	96	451	540	63
Total other income (expense)	(2,754)	176	(2,919)	(631)
Net loss	$(32,836)	$(14,767)	$(92,498)	$(39,661)

Net loss per common share - basic and diluted	$(1.22)	$(0.71)	$(3.58)	$(4.36)

Weighted average common shares outstanding, basic and diluted	26,942,591	20,714,475	25,810,113	9,104,491